EXHIBIT 4.1

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of October 14, 2011, among SSI Investments II Limited, an Irish private limited company (“Issuer”) and SSI Co-Issuer LLC, a Delaware limited liability company (“Co-Issuer” and, together with Issuer, the “Issuers”), Element K Corporation, a Delaware corporation (the “Guaranteeing Subsidiary”), and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture, dated as of May 26, 2010, as supplemented by the First Supplemental Indenture, dated June 25, 2010 (together and collectively, the “Indenture”) providing for the issuance of 11.125% Senior Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article10 thereof.

3.           No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuers or any Guarantor or any of their direct or indirect parent companies, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

4.           NEW YORK LAW TO GOVERN.  THE INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.           The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

GIVEN under the common seal of SSI INVESTMENTS II LIMITED	/s/ Imelda Shine
Signature

Imelda Shine
Print Name

/s/ Ferdinand von Prondzynski
Signature

Ferdinand von Prondzynski
Print Name

SSI CO-ISSUER LLC

                               /s/ Charles Moran
Name: Charles Moran
Title: President and Chief Executive Officer

ELEMENT K CORPORATION

                                /s/ Jerlad Nine
Name: Jerald Nine
Title: President

WILMINGTON TRUST, NATIONAL ASSOCIATION

  as Trustee

By:  _/s/ Joseph O'Donnell______________________________
Authorized Signatory